FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207361-09

With respect to the Mortgaged Property identified as Shoreline Apartments on Annex A-1 to the preliminary prospectus, the related borrower sponsor reported that he recently acquired a property (the “Adjacent Property”) that is located in close proximity to the Shoreline Apartments Property and that such borrower sponsor obtained financing from a government-sponsored enterprise (the “GSE”) in an amount equal to approximately 75.0% of the appraised value of the Adjacent Property, which financing permitted interest-only monthly payments for a period of approximately 12 months.  The borrower sponsor reported that the loan terms provided by Argentic with respect to the Shoreline Apartments Mortgage Loan were more favorable than the corresponding loan terms provided by the GSE with respect to the mortgage loan for the Adjacent Property.  Furthermore, the borrower sponsor reported that his decision to proceed with Argentic as lender for the Shoreline Apartments Mortgage Loan was also due to previous satisfactory borrowing experience with Argentic.

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THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC (SEC FILE NO. 333-207361) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, CREDIT SUISSE WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL FREE 1-800-221-1037.

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